As filed with the Securities and Exchange Commission on June 11, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Intellia Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37766	36-4785571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Erie Street, Suite 130
Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Intellia Therapeutics, Inc. 2025 Equity Incentive Plan

(Full title of the plan)

John Leonard, M.D.

President and Chief Executive Officer

40 Erie Street, Suite 130

Cambridge, Massachusetts 02139

(857) 285-6200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael H. Bison, Esq. Gabriela Morales-Rivera, Esq. Goodwin Procter LLP 100 Northern Ave. Boston, Massachusetts 02210 (617) 570-1000	James Basta, Esq. Executive Vice President, General Counsel Intellia Therapeutics, Inc. 40 Erie Street, Suite 130 Cambridge, Massachusetts 02139 (857) 285-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 28, 2025, subject to stockholder approval, the Board of Directors (the “Board”) of Intellia Therapeutics, Inc. (the “Registrant”) adopted the Intellia Therapeutics, Inc. 2025 Equity Incentive Plan (the “Plan”). The Plan was subsequently approved by the Registrant’s stockholders at the Registrant’s Annual Meeting of Stockholders held on June 11, 2025 (the “Effective Date”). The number of shares of common stock, $0.0001 par value (the “Common Stock”), authorized for issuance pursuant to the Plan is equal to (i) 5,165,178 shares of Common Stock, plus (ii) that number of shares of Common Stock remaining available for issuance as of the Effective Date under the Intellia Therapeutics, Inc. 2015 Stock Option and Incentive Plan (the “Prior Plan”) (that is, shares not subject to outstanding awards under the Prior Plan nor delivered from the shares reserved under the Prior Plan), plus (iii) that number of shares of Common Stock subject to awards granted under the Prior Plan that are outstanding as of the Effective Date and any shares of Common Stock subject to outstanding grants under the Prior Plan that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested or paid under the Prior Plan after the Effective Date in accordance with the provisions of the Plan (the shares in clauses (ii) and (iii), the “Prior Plan Shares”). The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of an aggregate of 22,853,528 shares of Common Stock, which consists of (i) the 5,165,178 shares of Common Stock and (ii) 17,688,350 Prior Plan Shares.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Statement of Incorporation by Reference.

This Registration Statement incorporates by reference the following documents, which the Registrant previously filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 27, 2025;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2024 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the Commission on April 30, 2025;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 8, 2025;

•	Current Reports on Form 8-K, filed with the Commission on January 10, 2025, February 21, 2025, February 27, 2025, April 7, 2025, May 19, 2025, and May 28, 2025; and

•

The description of our Common Stock contained in our registration statement on Form 8-A filed with the Commission on May 5, 2016 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s certificate of incorporation and by-laws that limit or eliminate the personal liability of the Registrant’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director or officer, except for liability in limited circumstances.

These limitations of liability do not alter director or officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s by-laws provide that:

•

the Registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees and agents, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements provide that the Registrant will indemnify each of its directors, executive officers, certain other officers and, at times, their affiliates, to the fullest extent permitted by the DGCL.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index below for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number	Description

4.1	Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (File No. 001-37766) filed with the Securities and Exchange Commission on May 17, 2016)

4.2	Second Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K (File No. 001-37766) filed with the Securities and Exchange Commission on February 27, 2025)

4.3	Third Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-37766) filed with the Securities and Exchange Commission on April 7, 2025)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1*	Power of attorney (included on the signature pages of this registration statement)

99.1*	Intellia Therapeutics, Inc. 2025 Equity Incentive Plan

107.1*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 11th day of June, 2025.

INTELLIA THERAPEUTICS, INC.

By:	/s/ John Leonard
John Leonard, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of John Leonard, M.D., James Basta, J.D. and Edward Dulac as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ John M. Leonard	President, Chief Executive Officer and Director	June 11, 2025
John M. Leonard, M.D.	(Principal Executive Officer)

/s/ Edward J. Dulac III	Executive Vice President, Chief Financial Officer	June 11, 2025
Edward J. Dulac III	(Principal Financial Officer)

/s/ Michael P. Dube	Vice President, Chief Accounting Officer	June 11, 2025
Michael P. Dube	(Principal Accounting Officer)

/s/ Muna Bhanji	Director	June 11, 2025
Muna Bhanji

/s/ Bill Chase	Director	June 11, 2025
Bill Chase

/s/ Fred Cohen	Director	June 11, 2025
Fred Cohen, M.D.

/s/ Brian Goff	Director	June 11, 2025
Brian Goff

/s/ Jesse Goodman	Director	June 11, 2025
Jesse Goodman, M.D.

/s/ Georgia Keresty	Director	June 11, 2025
Georgia Keresty

/s/ Frank Verwiel	Director	June 11, 2025
Frank Verwiel, M.D.